EXHIBIT 5.1

[LETTERHEAD OF RUTAN & TUCKER, LLP]

Rutan & Tucker, LLP
611 Anton Boulevard, Suite 1400
Costa Mesa, California 92626

September 28, 2006

Pacific Ethanol, Inc.
5711 N. West Avenue
Fresno, California 93711

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of registration statement on Form S-8 (the “Registration Statement”) to be filed by Pacific Ethanol, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), for the purpose of registering 2,000,000 shares of common stock, $.001 par value per share, of the Company (the “Shares”), to be sold by the Company upon the exercise of options or pursuant to awards to be granted by the Company under its 2006 Stock Incentive Plan. The Shares will be offered and sold pursuant to the Company’s Registration Statement to be filed with the Securities and Exchange Commission.

We are familiar with the proceedings taken and proposed to be taken in connection with the issuance and sale of the securities in the manner set forth in the Registration Statement. Subject to completion of the proceedings contemplated in connection with the foregoing matters, we are of the opinion that all of the Shares to be sold pursuant to the Registration Statement have been duly authorized, and are validly issued, fully paid and nonassessable.

You have informed us that the Company may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the General Corporation Law of the State of Delaware (“DGCL”), including the statutory provisions of the DGCL, all applicable provisions of the Constitution of the State of Delaware and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

                    Respectfully submitted,

                    /s/ RUTAN & TUCKER, LLP